Exhibit 99.1
Contacts:
Jim Mazzola
858-704-8122
ir@halozyme.com

Chris Burton
858-704-8352
ir@halozyme.com

HALOZYME REPORTS FOURTH QUARTER AND FULL YEAR 2016 FINANCIAL RESULTS

- Strong progress in global HALO 301 clinical trial following positive randomized Phase 2 HALO- 202 results -

- Supportive partner data presented at ASH in two key ENHANZE™ platform programs -

- 2016 Royalty Revenue of $51 million increased 65 percent from prior year -

SAN DIEGO, February 28, 2017 - Halozyme Therapeutics, Inc. (NASDAQ: HALO), a biotechnology company developing novel oncology and drug-delivery therapies, today reported financial results and recent highlights for the fourth quarter and full year ended December 31, 2016.

“We exited 2016 in a strong position through the benefit of our differentiated business model and having made substantial progress across both of our value-creating pillars,” said Dr. Helen Torley, president and chief executive officer. “The positive Phase 2 data we reported last month affirms our conviction in PEGPH20, our lead investigational oncology drug, and supports our ongoing Phase 3 study in pancreas cancer patients. We have made strong progress initiating global sites in the Phase 3 study and see momentum building in the number of patients we are screening.

“Our ENHANZE™ platform remains an important value driver as royalty revenue demonstrated yet another quarter of robust growth, and exceeded $50 million for the year. With positive data presented by Genentech and Janssen at the American Society of Hematology annual meeting for their ENHANZE-partnered programs and a recent BLA filing in the U.S. by Genentech, we remain very encouraged by the royalty growth potential from current and new products over the long term.”

Fourth Quarter 2016 and Recent Highlights include:

•
Reporting a statistically significant improvement in the primary endpoint of progression-free survival (PFS) of all evaluable patients, and in the secondary endpoint of PFS in patients with high levels of hyaluronan (HA), as of a December 2016 data cut in the Phase 2 randomized HALO-202 study of PEGPH20 in combination with ABRAXANE® (nab-paclitaxel) and gemcitabine in advanced pancreas cancer patients. The primary safety endpoint to evaluate and demonstrate a reduction in the rate of thromboembolic events in the PEGPH20 arm was also achieved.

In the population that closely mirrors the HALO-301 Phase 3 study, a 91 percent improvement was achieved in median PFS for HA-High patients in the PEGPH20 arm, 8.6 months compared to 4.5 months in the control arm. A 50 percent improvement was also reported in median overall survival (OS) for HA-High patients in the PEGPH20 arm, 11.7 months compared to 7.8 months in the control arm.

•	Screening patients at nearly 200 global sites and receiving approval in all 22 participating countries for HALO-301, the company’s Phase 3 study of pancreas cancer patients.

•
Entering the dose expansion phase of the ongoing Phase 1b clinical study evaluating PEGPH20 in combination with KEYTRUDA® (pembrolizumab) in relapsed non-small cell lung and gastric cancer patients. The company expects to enroll approximately 50 patients with high levels of HA at 30 U.S. sites.

•
Announcing a broad clinical collaboration agreement with Genentech to evaluate PEGPH20 and TECENTRIQ® (atezolizumab) in up to 8 tumor types. Halozyme plans to initiate a Phase 1b trial to evaluate the combination in gallbladder cancer and cholangiocarcinoma, and Roche plans to initiate multiple Phase 1b/2 trials within their novel immunotherapy MORPHEUS clinical trial platform to evaluate the combination in pancreas and gastric cancers in the second half of 2017.

•
Presenting supportive clinical data by ENHANZE™ partners at the American Society of Hematology annual meeting in November. Genentech presented data from the SABRINA Phase 3 study indicating comparable response rates and time-to-event data for subcutaneous rituximab compared to IV administration. The data presentation followed acceptance by the Food and Drug Administration (FDA) of a Biologics License Application for a subcutaneous formulation of Rituximab using Halozyme’s ENHANZE™ technology. Roche has indicated it is seeking approval in chronic lymphocytic leukemia and non-Hodgkin’s lymphoma, with an action date in June.

In addition, Janssen presented data indicating its subcutaneous formulation of daratumumab on the ENHANZE™ platform was well tolerated and had an efficacy and pharmacokinetic profile consistent with the IV formulation, demonstrating the feasibility of a 30-minute, 90 mL dose and supporting further study in a Phase 3 clinical trial.

Fourth Quarter and Full Year 2016 Financial Highlights

•
Revenue for the fourth quarter was $39 million compared to $52.2 million for the fourth quarter of 2015. The year-over-year decrease was driven by $25 million received upon signing the Lilly collaboration agreement in 2015, offset by increases in royalties from partner sales of Herceptin® SC, MabThera® SC and HYQVIA®, API sales to partners, and manufacturing and clinical supply reimbursements from ENHANZE™ partners. Revenue for the fourth quarter included $14.3 million in royalties, an increase of 50 percent from the prior-year period, $9 million in sales of bulk rHuPH20 primarily for use in manufacturing collaboration products and $4.4 million in HYLENEX® recombinant (hyaluronidase human injection) product sales.

Revenue for 2016 totaled $146.7 million, an increase of 9 percent from 2015, including royalty revenue of $51 million, an increase of 65 percent from 2015.

•
Research and development expenses for the fourth quarter were $41.3 million, compared to $27.7 million for the fourth quarter of 2015. The planned increases were primarily due to a ramp in spending associated with the HALO-301 study, personnel expenses, and manufacturing and clinical supply expenses that are reimbursed by ENHANZE™ partners.

•
Selling, general and administrative expenses for the fourth quarter were $12.2 million, compared to $10.6 million for the fourth quarter of 2015. The increase was primarily due to personnel expenses, including stock compensation, for the period.

•	Operating expenses for 2016 totaled $229.9 million, an increase of 41 percent from 2015.

•
Net loss for the fourth quarter was $27.4 million, or $0.21 per share, compared to net income in the fourth quarter of 2015 of $4.3 million, or $0.03 per share. Net loss for 2016 totaled $103 million, or $0.81 per share.

•	Cash, cash equivalents and marketable securities were $205 million at December 31, 2016, compared to $221.1 million at September 30, 2016.

Financial Outlook for 2017
For 2017, the company reiterated and updated the cash portions of its financial guidance, now expecting:

•	Net revenue of $115 million to $130 million, excluding any new ENHANZE collaboration agreements;

•	Operating expenses of $240 million to $250 million;

•	Operating cash burn of $75 million to $85 million; and

•	Year-end cash balance of $110 million to $125 million, an increase from its prior range of $100 million to $110 million.

Webcast and Conference Call
Halozyme will webcast its Quarterly Update Conference Call for the fourth quarter and full year 2016 today, Tuesday, February 28 at 4:30 p.m. ET/1:30 p.m. PT. Dr. Helen Torley, president and chief executive officer, will lead the call. The call will be webcast live through the "Investors" section of Halozyme's corporate website and a recording will be made available following the close of the call. To access the webcast and additional documents related to the call, please visit http://www.halozyme.com approximately fifteen minutes prior to the call to register, download and install any necessary audio software. The call may also be accessed at (877) 410-5657 (domestic callers) (334) 323-7224 (international callers) using passcode 769890. A telephone replay will be available after the call by dialing (877) 919-4059 (domestic callers) or (334) 323-0140 (international callers) using replay ID number 15609911.
About Halozyme
Halozyme Therapeutics is a biotechnology company focused on developing and commercializing novel oncology therapies that target the tumor microenvironment. Halozyme’s lead proprietary program, investigational drug PEGPH20, applies a unique approach to targeting solid tumors, allowing increased access of co-administered cancer drug therapies to the tumor in animal models. PEGPH20 is currently in development for metastatic pancreatic cancer, non-small cell lung cancer, gastric cancer, metastatic breast cancer and has potential across additional cancers in combination with different types of cancer therapies. In addition to its proprietary product portfolio, Halozyme has established value-driving partnerships with leading pharmaceutical companies including Roche, Baxalta, Pfizer, Janssen, AbbVie and Lilly for its ENHANZE™ drug delivery platform. Halozyme is headquartered in San Diego. For more information visit www.halozyme.com.
Safe Harbor Statement
In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the Company's future expectations and plans for growth in 2017, the development and commercialization of product candidates, including clinical trial patient enrollment projections and future development activities of our collaboration partners, the potential benefits and attributes of such product candidates and expected financial outlook for 2017) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are typically, but not always, identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected fluctuations or changes in revenues, including revenues from collaborators, unexpected results or delays in development of product candidates, including delays in clinical trial patient enrollment and development activities of our collaboration partners, and regulatory review, regulatory approval requirements, unexpected adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2017.

Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenues:
Product sales, net	$13,422	$13,579	$53,392	$46,082
Royalties	14,289	9,544	50,984	30,975
Revenues under collaborative agreements	11,292	29,104	42,315	58,000
Total revenues	39,003	52,227	146,691	135,057

Operating expenses:
Cost of product sales	8,002	8,427	33,206	29,245
Research and development	41,349	27,746	150,842	93,236
Selling, general and administrative	12,227	10,589	45,853	40,028
Total operating expenses	61,578	46,762	229,901	162,509

Operating (loss) income	(22,575)	5,465	(83,210)	(27,452)
Other income (expense):
Investment and other income, net	366	155	1,326	422
Interest expense	(5,599)	(1,302)	(19,977)	(5,201)
Net (loss) income before income taxes	(27,808)	4,318	(101,861)	(32,231)
Income tax expense (benefit)	(422)	—	1,162	—
Net loss	$(27,386)	$4,318	$(103,023)	$(32,231)

Net loss per share:
Basic	$(0.21)	$0.03	$(0.81)	$(0.25)
Diluted	$(0.21)	$0.03	$(0.81)	$(0.25)

Shares used in computing net loss per share:
Basic	128,185	127,197	127,964	126,704
Diluted	128,185	129,248	127,964	126,704

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$66,764	$43,292
Marketable securities, available-for-sale	138,217	65,047
Accounts receivable, net	15,680	32,410
Inventories	14,623	9,489
Prepaid expenses and other assets	21,248	21,534
Total current assets	256,532	171,772
Property and equipment, net	4,264	3,943
Prepaid expenses and other assets	219	5,574
Restricted cash	500	500
Total assets	$261,515	$181,789

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$3,578	$4,499
Accrued expenses	28,821	26,792
Deferred revenue, current portion	4,793	9,304
Current portion of long-term debt	17,393	21,862
Total current liabilities	54,585	62,457

Deferred revenue, net of current portion	39,825	43,919
Long-term debt, net	199,228	27,971
Other long-term liabilities	358	4,443

Stockholders’ (deficit) equity:
Common stock	130	128
Additional paid-in capital	552,737	525,628
Accumulated other comprehensive loss	(6)	(99)
Accumulated deficit	(585,342)	(482,658)
Total stockholders’ (deficit) equity	(32,481)	42,999
Total liabilities and stockholders’ (deficit) equity	$261,515	$181,789

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